Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
SERIES G PREFERRED STOCK
OF
GREENSHIFT CORPORATION

GreenShift Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL") and acting under Section 151 of GCL, does hereby submit the following Certificate of Designation of its Series G Preferred Stock.

FIRST:  The name of the Company is GreenShift Corporation.

SECOND: By unanimous consent of the Board of Directors of the Corporation dated December 30, 2015, the following resolutions were duly adopted:

WHEREAS the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 5,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article FIFTH of the Corporation's Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, and preferences and limitations of the shares of such new series;

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FIFTH of the Corporation's Certificate of Incorporation, as amended, there is hereby established a new series of 800,000 shares of convertible Preferred Stock of the Company (the Series G Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article FIFTH as follows:

1.	Stated Value. Each share of Series G Preferred shall have a stated value equal to $0.001.

2.
Voting. The holders of shares of Series G Preferred Stock shall have the following voting rights: Each share of Series G Preferred Stock shall entitle the holder thereof, on all matters submitted to a vote of the stockholders of the Corporation, to that number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series G Preferred Stock are convertible on the record date for the stockholder action.

3.
Dividends. In the event that the Corporation's Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series G Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series G Preferred Stock could be converted on the record date for the dividend.

4.
Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series G Preferred Stock shall be entitled to receive in cash out of the net assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock or to the holders of any other class or series of equity stock, an amount equal to eighty percent (80%) of said net assets multiplied by a fraction, the numerator of which shall be the number of outstanding shares of Series G Preferred Stock on the record date for the distribution and the denominator of which shall be the number of authorized shares of Series G Preferred Stock.

5.	Conversion.

5.1                  Conversion Procedure. Subject to and in compliance with the provisions of this Section 5.5, any shares of Series G Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock. The Holder of a share of Series G Preferred Stock may exercise its conversion right by giving a written conversion notice (the "Conversion Notice") (x) by facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by facsimile to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent") and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such Holder's Series G Preferred Stock, the Holder shall also surrender the certificate for the Series G Preferred Stock to the Corporation at its principal office (or such other office or agency as the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

5.2                  Conversion Ratio. The number of shares of Common Stock to which a holder of Series G Preferred Stock shall be entitled upon a Conversion shall equal the product obtained by (a) multiplying the number of Fully-Diluted Common Shares by four (4), then (b) multiplying the result by a fraction, the numerator of which will be the number of shares of Series G Preferred Stock being converted and the denominator of which will be the number of authorized shares of Series G Preferred Stock. The term "Fully-Diluted Common Shares" means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all outstanding securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series G Preferred Stock.

5.3                  Issuance of Certificates; Time Conversion Effected.

5.3.1. Conversion shall be deemed to have been effected, and the "Conversion Date" shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Series G Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Promptly, but in no event more than three (3) Trading Days, after the Conversion Date and surrender of the Series G Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series G Preferred Stock has been converted. In the alternative, if the Corporation's Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

5.3.2. The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date (unless delivery of the Preferred Stock certificate is required) could result in economic loss to the Holder of the Series G Preferred Stock. As compensation to the Holder for such loss, the Corporation agrees to pay the Holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the Holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date (unless delivery of the Preferred Stock certificate is required), the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the Holder shall retain the right to receive the actual cost of any "buy-in."

5.4                  Fractional Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series G Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

5.5                  Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of his Series G Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had his Series G Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder's rights and interests to insure that the provisions of this Section 5 will thereafter be applicable unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than one hundred percent (100%) of Series G Preferred Stock then outstanding), the obligation to deliver to each holder of Series G Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5.6                  Vote to Change the Terms of or Issue Series G Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than one hundred percent (100%) of the then outstanding shares of Series G Preferred Stock shall be required for any change to the Corporation's Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series G Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President on December 31, 2015.

/s/ Kevin Kreisler
Kevin Kreisler, President